Exhibit 3.2

TEXT OF AMENDMENT TO THE BY-LAWS OF KULICKE AND SOFFA INDUSTRIES, INC.

As of November 29, 2007, subsections 1 and 2 of Article VI of the By-Laws of Kulicke and Soffa Industries, Inc. were replaced in their entirety and read as follows:

1. Certificated and Uncertificated Shares. All shares of each class and series may be certificated or uncertificated, except as may be otherwise expressly provided in the terms of a particular class or series, as provided by Pennsylvania Business Corporation Law. Any certificated shares shall remain certificated until the certificate representing such shares is surrendered to the corporation. Every holder of shares represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by the Chairman of the Board or the President and by the Secretary or an Assistant Secretary of the Corporation, but such signatures may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation, or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

2. Transfer of Shares. Transfers of shares shall be made on the books of the Corporation by the holder of record thereof or by an attorney lawfully constituted in writing and, if certificated, upon surrender of the certificates therefor, endorsed by the person named in the certificate. No transfer shall be made inconsistent with the provisions of 13 Pa.C.S. Div. 8 (relating to investment securities), as amended or supplemented from time to time.